THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT made this 4th day of August, 2010, by and between Asch Enterprises, LLC, a Vermont limited liability company ("Landlord") and Twincraft, Inc., a Vermont corporation ("Tenant").

WITNESSETH

WHEREAS, Landlord and Tenant have entered into a Lease Agreement for space in a building known as 36 River Road, Essex, Vermont dated October 1, 2003, and amendments thereto dated February 7, 2006 and February 5, 2009 (hereinafter collectively, "the Lease"), and

WHEREAS, the parties are desirous of amending certain of the provisions of the.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, the parties hereby agree that the Lease shall be, and the same hereby is, amended as follows:

Article 1. Section 3.4 is hereby added to the Lease:

Section 3.4. Tenant's Improvement Allowance.

Landlord grants to Tenant an allowance of Twenty Thousand ($20,000) Dollars (the "Allowance") for the purpose of making capital improvements (the "Tenant's Improvements") to the Premises. The Allowance shall be paid to Tenant within thirty (30) days of the commencement of the Extended Term, as hereinafter defined. The Tenant's Improvements shall be of a type which are capital in nature, as reasonably determined using generally accepted accounting principles and which are affixed to the Premises. Upon completion, Tenant shall provide Landlord a suitably detailed schedule describing Tenant's Improvements.

Article 2. Section 3.5 is hereby added to the Lease:

Section 3.5. Tenant's Termination Right.

Provided Tenant is not then in default, all applicable grace and cure periods having expired, Tenant shall have the right to terminate this Lease during the Extended Term upon two (2) months prior written notice to Landlord, effective at any time following the first anniversary of the Extended Term. Any amounts owed as Base Rent or Additional Rent prior to the date of termination which have not been paid by Tenant by such termination date shall be paid within ten (10) days after Tenant's receipt of Landlord's invoice therefor; and Tenant shall pay to Landlord prior to the effective date of termination a termination fee of One Hundred Four Thousand Three Hundred Sixty- Two Dollars and Fifty Cents ($104,362.50). Tenant agrees to vacate the Premises as of the effective date of termination and return the Premises to Landlord in the condition as provided by the Lease. After the effective date of such termination, the parties shall have only those rights and duties under this Lease which are intended to survive expiration of the Lease at the end of the Term.

Article 3. Section 3.6 is hereby added to the Lease:

Section 3.6. Restoration of Premises.

Upon termination of the Lease for any reason, Tenant shall restore the Premises to its original condition, ordinary wear and tear excepted. In the event Tenant fails to comply with the foregoing, and Landlord incurs any expense after termination of the Lease to restore the Premises to such condition, Tenant agrees to reimburse Landlord within fifteen (15) days of receiving an invoice for such expenses.

Article 4. The term of the Lease is hereby extended for a period commencing October 1, 2010 and expiring on September 30, 2015 (the "Extended Term").

Article 5. The Base Rent during the Extended Term shall remain as set forth in the Lease.

Article 6. The parties agree that Section 1.3 of the Lease is hereby deleted, and that Tenant shall have no further right to use, or license pertaining to, the parking spaces described in said Section.

Article 7. The parties agree that the description of the Premises shall be subject to the following easement and right of ingress and egress, as follows:

The Premises is a parcel of land located southerly of Route 117 in the Town of Essex, Vermont, and contains approximately 14.8 acres, being part of Parcel 5 shown on a survey plan (the "Plan") entitled Premises Leased to IBM, Vermont Route 117, Essex, Vermont, dated July 2, 1979 (latest version May 14, 1981), prepared by Donald L. Hamlin, Consulting Engineers, incorporated, of record in Map Book 2B, Page 147 and 2C, Page 237 of the Town of Essex Land Records. The Premises are subject to an easement solely for emergency pedestrian egress from the westerly side of the building located on the Premises onto Parcel 4 (as described in the Plan). The Premises are also subject to a right of way for ingress and egress for the purpose of obtaining access to the stormwater detention pond situated on said Parcel 4 for maintenance and repair purposes.

Article 8. Tenant (Twincraft) shall have the right of first refusal to accept the assignment of Landlord's (Asch) option to purchase the Premises as set forth in Article 7 of the Third Lease Amendment between Pizzagalli Properties, LLC and Asch Enterprises, LLC.  If at any time during the Term, Landlord shall receive a bona fide offer from a third person for the assignment of the option to purchase the Premises, which offer the Landlord shall desire to accept, Landlord shall promptly deliver to Tenant a copy of such offer, and Tenant may, within 45 days thereafter, elect to accept the assignment of the option to purchase on the same terms as those set forth in such offer.  If Tenant does not accept the assignment of the option to purchase the Premises within 45 days from receipt of the offer, Landlord may assign the option to such third person.  In the event Tenant does not accept the assignment of the option to purchase and the assignment to such third person is not consummated for any reason, the right of first refusal in favor of Tenant shall be applicable to subsequent offers.

Article 9. In the event Landlord exercises its option to purchase the Building pursuant to Article 7 of the Third Lease Amendment between Pizzagalli Properties, LLC and Asch enterprises, LLC dated August __, 2010 ("Prime Lease"), Landlord (Asch) shall provide Tenant (Twincraft) with six (6) months notice of such intent and Landlord (Asch) shall pay to Tenant (Twincraft) 100% of the benefit(as hereinafter defined) received by Landlord (Asch) from Pizzagalli as set forth in Section 7.3 of the Prime Lease.  The "Benefit" shall mean an amount equal to the product of twenty five percent (25%) multiplied by all of the Base rent actually paid by Asch to Pizzagalli during the Extended Term (as defined in the Prime Lease) to the date of the Closing set forth in Section 7.5 of the Prime Lease.

Article 10. All of the aforesaid changes shall be effective as of the date hereof

Article 11. Except as expressly modified hereby, the Lease shall remain in full force and effect as originally written.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to Lease Agreement as of the day and date first written above.

In the presence of:

TWINCAFT, INC.

By ______________________

State of New York
County of New York

At New York in said County on the 4th day of August, 2010, Kathleen Block of Twincraft, Inc. executed the above instrument and acknowledged the same to be his free act and deed and the free act and deed of said Company.

Before me,

____
Notary Public
My Commission Expires 2/24/2011

ASCH ENTERPRISES, LLC

By ______________________

GARY OSTROFF
Notary Public, State of New York
No. 02OS55073607
Qualified in Nassau County
Commission Expires Feb. 24, 19 2011

State of New York
County of New York

At New York in said County on the 4th day of August, 2010, Peter Asch of Asch Enterprises, LLC personally appeared and e xecuted the above instrument and acknowledged the same to be his free act and deed and the free act and deed of said Company.

Before me,

____
Notary Public

My Commission Expires 2/24/2011.

GARY OSTROFF
Notary Public, State of New York
No. 02OS55073607
Qualified in Nassau County
Commission Expires Feb. 24, 19 2011